                                                                   EXHIBIT 4.4

                               [AMBAC LETTERHEAD]

Insured Obligations: Advanta Mortgage        Policy Number: AB0143BE
Loan Trust 1997-4, $98,000,000
Adjustable Rate Class A-8 Group II
Certificates and $302,000,000
Adjustable Rate Class A-9
Group II Certificates
                                             Premium:
                                             Calculated as set forth in the
                                             Certificate Guaranty Insurance
                                             Endorsement attached hereto

Ambac Assurance Corporation (Ambac) a Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees unconditionally and irrevocably to pay to the Trustee for the benefit of the Holders of the Insured Obligations that portion of the Insured Amounts which shall become Due for Payment but shall be unpaid by reason of Nonpayment.

Ambac will make such payments to the Trustee from its own funds on the later of
(a) one (1) Business Day following notification to Ambac of Nonpayment or (b) the Business Day on which the Insured Amounts are Due for Payment. Such payments of principal or interest shall be made only upon presentation of an instrument of assignment in form and substance satisfactory to Ambac, transferring to Ambac all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligation. Ambac shall be subrogated to all the Holders' rights to payment on the Insured Obligations to the extent of the insurance disbursements so made. Once payments of the Insured Amounts have been made to the Trustee, Ambac shall have no further obligation hereunder in respect of such Insured Amounts.

In the event the Trustee for the Insured Obligations has notice that any payment of principal or interest on an Insured Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

This Policy is noncancelable by Ambac for any reason, including failure to receive payment of any premium due hereunder. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment, including failure of the Trustee to make any payment due Holders of Insured Amounts.

To the fullest extent permitted by applicable law, Ambac hereby waives and agrees not to assert any and all rights and defenses to the extent such rights and defenses may be available to Ambac to avoid payment of its obligations under this Policy in accordance with the express provisions hereof.

Any capitalized terms not defined herein shall have the meaning given such terms in the endorsement attached hereto or in the Agreement.

In witness whereof, Ambac has caused this Policy to be affixed with its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as their original signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ P. Lassiter                   [SEAL]        /s/ Stephen D. Cooke
________________________                        __________________________
President                                       Secretary


                                                /s/ Kim J.Doyle
                                                __________________________
Effective Date: December 17, 1997               Authorized Representative

                   CERTIFICATE GUARANTY INSURANCE ENDORSEMENT

Attached to and forming                           Effective Date of Endorsement:
part of Policy # AB0143BE                                      December 18, 1997
issued to:


Bankers Trust Company
  of California, N.A.
as Trustee for the Holders of
Advanta Mortgage Loan Asset-Backed Certificates
Series 1997-4, Class A-8 and Class A-9

     For all purposes of this Policy, the following terms shall have the following meanings:

     "Agreement" shall mean the Pooling and Servicing Agreement dated as of December 1, 1997 among Advanta Mortgage Conduit Services, Inc., as Sponsor, Advanta Mortgage Corp. USA, as Master Servicer, and Bankers Trust Company of California, N.A. as Trustee, as such Agreement may be amended, modified or supplemented from time to time as set forth in the Agreement.

     "Certificate Account" shall mean the account created and maintained with the Trustee for the benefit of the Certificateholders and the Insurer pursuant to Section 7.2 of the Agreement.

     "Certificates" shall mean any one of the Class A-8 Certificates or Class A-9 Certificates substantially in the form set forth in Exhibit A to the Agreement.

     "Certificate Insurance Policy" or "Policy" shall mean this Certificate Guaranty Insurance Policy together with each and every endorsement hereto.

     "Deficiency Amount" means the excess, if any, of Required Distributions over the Net Available Distribution Amount for such Payment Date.

     "Due for Payment" shall mean the Business Day immediately preceding the Payment Date on which Insured Amounts are due.

     "First Payment Date" shall mean January 26, 1997.

     "Holder" shall mean any person who is the registered owner or beneficial owner of any Class A-8 Certificate or Class A-9 Certificate.

     "Insurance Agreement" shall mean the Insurance and Indemnity Agreement, dated as of December 18, 1997, among Advanta Mortgage Conduit Services, Inc., as Sponsor, Advanta Mortgage Corp. USA, as Master Servicer, Bankers Trust Company of California, N.A., as Trustee, Ambac Assurance Corporation, as Insurer, and the Advanta Mortgage Loan Trust 1997-4, as Issuer as such Agreement may be amended, modified or supplemented from time to time.

     "Insured Amounts" shall mean, with respect to any Payment Date, the Deficiency Amount for such Payment Date.

     "Insured Payments" shall mean, with respect to any Payment Date, the aggregate amount actually paid by the Insurer to the Trustee in respect of (i) Insured Amounts for such Payment Date and (ii) Preference Amounts for any given Business Day.

     "Insurer" shall mean Ambac Assurance Corporation, or any successor thereto, as issuer of the Certificate Insurance Policy.

     "Late Payment Rate" shall mean for any Payment Date, the greater of (i) the rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2% and (ii) the then applicable highest rate of interest on the Certificates. The Late Payment Rate shall be computed on the basis of a year of 360 days and the actual number of days elapsed. In no event shall the Late Payment Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

     "Net Available Distribution Amount" means, with respect to any Payment Date,the sum of (i) the amount on deposit in the Certificate Account on such Payment Date minus the Trustee's Fee, and the Premium Amount.

     "Nonpayment" shall mean, with respect to any Payment Date, a Deficiency Amount, owing in respect of such Payment Date.

     "Notice" shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A to the Policy, the original of which is subsequently delivered by registered or certified mail, from the Trustee specifying the Insured Amount which shall be due and owing on the applicable Payment Date.

     "Payment Date" shall mean the 25th day of any month (or if such 25th day is not a Business Day, the first Business Day immediately following) beginning with the First Payment Date.

      "Preference Amount" means any payment of principal or interest on a Class A-8 Certificate or Class A-9 Certificate which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee which has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction.

      "Premium Percentage" shall have the meaning set forth in the Insurance Agreement.

      "Reimbursement Amount" shall mean, as to any Payment Date, the sum of
(x)(i) all Insured Payments paid by the Insurer, but for which the Insurer has not been reimbursed prior to such Payment Date pursuant to Section 7.5(g)(3) of the Agreement, plus (ii) interest accrued thereon, calculated at the Late Payment Rate from the date the Trustee received the related Insured Payments, and (y) without duplication (i) any amounts then due and owing to the Insurer under the Insurance Agreement plus (ii) interest on such amounts at the Late Payment Rate.

      "Required Distributions" means, the Class A-8 Distribution Amount and the Class A-9 Distribution Amount, as applicable.

      Capitalized used herein and not otherwise defined shall have the meaning assigned to them in the Agreement.

      As provided by the Policy, the Insurer will pay any amount payable hereunder no later than 12:00 noon, New York City time, on the later of the Payment Date on which the related Insured Amount is due or the Business Day following receipt in New York, New York on a Business Day by the Insurer of a Notice; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under the Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Insurer shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

      The Insurer hereby agrees that if it shall be subrogated to the rights of Holders by virtue of any previous payment under this Policy, no recovery of such payment will occur unless the full amount of the Holders' allocable distributions for such Payment Date can be made. In so doing, the Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Agreement.

      The terms and provisions of the Agreement constitute the instrument of assignment referred to in the second paragraph of the face of this Policy.

      A premium will be payable on this Policy on each Payment Date as provided in Section 7.5(c)(ii) of the Agreement, beginning with the First Payment Date, in an amount equal to the Premium Amount.

      Claims arising under the Policy would be excluded from coverage by the California Guaranty Association established pursuant to the laws of California.

      The insurance provided by the Policy is not covered by the Property/ Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

      The Policy to which this Endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Insurer.

      Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

      This Policy is issued under and pursuant to, and shall be construed under, the laws of the State of California.

     IN WITNESS WHEREOF, the Insurer has caused this Endorsement to the Policy to be signed by its duly authorized officers.

/s/ ???                                 /s/ Ann J. Doyle
----------------------------            -------------------------------
Vice President                          Secretary

                                                                     Exhibit 4.4



                                      A-1

                                   EXHIBIT A
                  TO THE CERTIFICATE GUARANTY INSURANCE POLICY
                           Policy No. _______________



                        NOTICE OF NONPAYMENT AND DEMAND
                         FOR PAYMENT OF INSURED AMOUNTS


                                                             Date: [           ]

AMBAC ASSURANCE CORPORATION
One State Street Plaza
New York, New York 10004
Attention: General Counsel

         Reference is made to Certificate Guaranty Insurance Policy No. ______ (the "Policy") issued by Ambac Assurance Corporation ("AMBAC"). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy and the Indenture, as the case may be, unless the context otherwise requires.

         The Trustee hereby certifies as follows:

         1. The Trustee is the Trustee under the Pooling and Servicing Agreement for the Holders.

         2.    The relevant Payment Date is [date].

         3. Payment on the Certificates in respect of the Payment Date is due to be received on __________________________________ under the
               Pooling and Servicing Agreement in an amount equal to $_____________________.

         4. There is an Insured Amount of $__________________ in respect of the Certificates, which amount is an Insured Amount pursuant to the terms of the Pooling and Servicing Agreement.

         5. The sum of $___________________ is the Insured Amount that is Due For Payment.

         6. The Trustee has not heretofore made a demand for the Insured Amount in respect of the Payment Date.

         7. The Trustee hereby requests the payment of the Insured Amount that is Due For Payment be made by AMBAC under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:
               ___________________________________Trustee's account number.

         8. The Trustee hereby agrees that, following receipt of the Insured Amount from AMBAC, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment on the Certificates when due; (b) not apply such funds for any other purpose; (c) deposit such funds to the Certificate Account and not commingle such funds with other funds held by Trustee and (d) maintain an accurate record of such payments with respect to each certificate and the corresponding claim on the Policy and proceeds thereof.


                                               By:______________________________
                                                            Trustee


                                               Title:___________________________
                                                           (Officer)